Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Green Plains Inc.,

as sole Member of Green Plains Holdings LLC,

the general partner of Green Plains Partners LP:

We consent to the use of our report dated March 5, 2015, with respect to the balance sheet of Green Plains Partners LP as of March 3, 2015, incorporated herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Omaha, Nebraska

June 16, 2015